UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 15

                  CERTIFICATION AND NOTICE OF TERMINATION OF
              REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
              EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number  0-193239
                                                                    -----------


                           Law Companies Group, Inc.
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                (Exact name of registrant as specified in its charter)


    1105 Sanctuary Parkway, Suite 300, Alpharetta, GA 30004 (770) 360-0600
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, $1 par value per share
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            (Title of each class of securities covered by this Form)

                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ X ]            Rule 12h-3(b)(1)(i)     [  ]
         Rule 12g-4(a)(1)(ii)   [   ]            Rule 12h-3(b)(1)(ii)    [  ]
         Rule 12g-4(a)(2)(i)    [   ]            Rule 12h-3(b)(2)(i)     [  ]
         Rule 12g-4(a)(2)(ii)   [   ]            Rule 12h-3(b)(2)(ii)    [  ]
                                                 Rule 15d-6              [  ]

Approximate number of holders of record as of the certification or notice date:
                                    None *

* Effective February 15, 2002, Hawk Acquisition Corporation, a wholly owned subsidiary of MACTEC, Inc. merged into and with the issuer, Law Companies Group, Inc., and each outstanding share of the issuer was converted into the right to receive the cash consideration being paid by MACTEC, Inc. in the merger.




Pursuant to the requirements of the Securities Exchange Act of 1934 Law Companies Group, Inc., as successor by merger to the issuer, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 15, 2002          By:  /s/ Robert B. Fooshee
       -----------------               -----------------------------------------
                                       Robert B. Fooshee
                                       Executive Vice President, Chief Financial
                                       Officer and Treasurer